Exhibit 21

Simpson Manufacturing Co., Inc. and Subsidiaries
List of Subsidiaries of Simpson Manufacturing Co., Inc.
At February 15, 2004

1.	Simpson Strong-Tie Company Inc., a California corporation

2.	Simpson Dura-Vent Company, Inc., a California corporation

3.	Simpson Strong-Tie International, Inc., a California corporation

4.	Simpson Manufacturing International Corporation, a Barbados corporation

5.	Simpson Strong-Tie Canada, Limited., a Canadian corporation

6.	Simpson Strong-Tie France, Limited., a French corporation

7.	Simpson Strong-Tie, S.A., a French corporation

8.	Simpson Strong-Tie Japan, Inc., a California corporation

9.	Simpson Strong-Tie Australia, Inc., a California corporation

10.	Simpson Strong-Tie Company Inc. Chile Y Compañia Limitada, a Chilean corporation

11.	Simpson Strong-Tie Company Inc. Argentina SRL, an Argentinean corporation

12.	Keymark Enterprises, LLC, a Colorado limited liability company

13.	BMF Bygningsbeslag A/S, a Danish corporation

14.	BMF Simpson GmbH, a German corporation

15.	BMF Jutor Sp.z.o.o, a Polish corporation